===============================================================================
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             Cellstar Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                          [CELLSTAR LOGO APPEARS HERE]
March 31, 1999

To CellStar Corporation Stockholders:

  You are cordially invited to attend the Annual Meeting of Stockholders (the "Meeting") of CellStar Corporation (the "Company") to be held at the Omni Dallas Hotel Park West, 1590 LBJ Freeway, Dallas, Texas, on Wednesday, May 5, 1999, at 10:00 a.m., Dallas time.

  The attached Notice of Annual Meeting and Proxy Statement fully describe the formal business to be transacted at the Meeting, which includes the election of three Class I directors of the Company and a review of the affairs and progress of the Company during the past fiscal year.

  Directors and officers of the Company will be present to help host the Meeting and to respond to any questions that our stockholders may have. I hope you will be able to attend.

  The Company's Board of Directors believes that a favorable vote on the matter to be considered at the Meeting is in the best interests of the Company and its stockholders and unanimously recommends a vote "FOR" such matter. Accordingly, we urge you to review the accompanying material carefully and to return the enclosed Proxy promptly.

  Please sign, date and return the enclosed Proxy without delay. If you attend the Meeting, you may vote in person even if you have previously mailed a Proxy.

  I look forward to seeing you at the Meeting.

Sincerely,

/S/ ALAN H. GOLFFIELD

Alan H. Goldfield
Chairman of the Board and
 Chief Executive Officer


                               WORLD HEADQUARTERS
 1730 Briercroft Ct.  .  Carrollton, TX 75006  .  972.466.5000  .  800.723.9070

                             CELLSTAR CORPORATION
                             1730 Briercroft Court
                            Carrollton, Texas 75006

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held May 5, 1999

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of CellStar Corporation, a Delaware corporation (the "Company"), will be held at the Omni Dallas Hotel Park West, Dallas, Texas, on Wednesday, May 5, 1999, at 10:00 a.m., Dallas time, for the following purposes:

  (1)To elect three Class I directors for terms expiring in 2002; and

  (2) To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

  The close of business on March 16, 1999, has been fixed as the record date for determining stockholders entitled to notice of and to vote at the Meeting or any adjournment or adjournments thereof. For a period of at least ten days prior to the Meeting, a complete list of stockholders entitled to vote at the Meeting will be open to the examination by any stockholder during ordinary business hours at the Company's offices located at 1870 Crown Drive, Suite 1510, Farmers Branch, Texas 75234.

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. PROXIES FORWARDED BY OR FOR BROKERS OR FIDUCIARIES SHOULD BE RETURNED AS REQUESTED BY THEM.

                                          By Order of the Board of Directors,

                                          /s/ Elaine Flud Rodriguez
                                          Elaine Flud Rodriguez
                                          Vice President, Secretary
                                           and General Counsel
Carrollton, Texas
March 31, 1999

                             CELLSTAR CORPORATION
                             1730 Briercroft Court
                            Carrollton, Texas 75006

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS

                            To Be Held May 5, 1999

  This Proxy Statement is furnished in connection with the solicitation of proxies ("Proxies") by the Board of Directors of CellStar Corporation, a Delaware corporation (the "Company" or "CellStar"), for use at the Annual Meeting of Stockholders (the "Meeting") of the Company to be held at the Omni Dallas Hotel Park West, 1590 LBJ Freeway, Dallas, Texas, on Wednesday, May 5, 1999, at 10:00 a.m., Dallas time, or at such other time and place to which the Meeting may be adjourned. The approximate date on which this Proxy Statement and accompanying Proxy are first being sent or given to stockholders is March 31, 1999.

  All shares represented by valid Proxies, unless the stockholder specifies otherwise, will be voted FOR the election of the three persons named under "Proposal I--Election of Directors" as nominees for election as Class I directors. The Board of Directors knows of no other business to be presented at the Meeting. If any other business is properly presented, the persons named in the enclosed Proxy have authority to vote on such matters in accordance with such persons' discretion. Where a stockholder has appropriately specified how a Proxy is to be voted, it will be voted accordingly.

  A stockholder executing a Proxy retains the right to revoke it at any time prior to exercise at the Meeting. A Proxy may be revoked by delivery of written notice of revocation to the Secretary of the Company, by execution and delivery of a later Proxy, or by voting the shares in person at the Meeting.

                       RECORD DATE AND VOTING SECURITIES

  The record date for determining the stockholders entitled to notice of and to vote at the Meeting and any adjournments thereof is the close of business on March 16, 1999 (the "Record Date"), at which time the Company had issued and outstanding 59,612,346 shares of its common stock, par value $.01 (the "Common Stock"). Common Stock is the only class of outstanding voting securities of the Company.

                               QUORUM AND VOTING

  The presence at the Meeting, in person or by proxy, of the holders of at least a majority of the outstanding shares of Common Stock as of the Record Date is necessary to constitute a quorum. Each share of Common Stock represented at the Meeting in person or by Proxy will be counted toward a quorum. If a quorum should not be present, the Meeting may be adjourned from time to time until a quorum is obtained. Each share of Common Stock is entitled to one vote with respect to any matter (including election of directors) to be voted at the Meeting.

  To be elected, each nominee for election as a Class I Director must receive the affirmative vote of the holders of a plurality of the shares of Common Stock present or represented at the Meeting and entitled to vote on such proposal. Votes may be cast in favor or withheld with respect to each nominee. Votes that are withheld will be counted toward a quorum, but will be excluded entirely from the tabulation of votes for such proposal and, therefore, will not affect the outcome of the vote on such proposal.

  "Broker non-votes" (i.e., shares held by brokers or nominees as to which the brokers have no discretionary power to vote on a particular matter and have received no instructions from the persons entitled to vote such shares), if any, will be counted as present for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has physically indicated on the Proxy that it does not have discretionary authority to vote, those shares will be treated as not entitled to vote with respect to that matter (even though those shares may be entitled to vote on other matters). Broker non-votes will have no effect on Proposal I.

                                  PROPOSAL I

                             ELECTION OF DIRECTORS

  The Company's Certificate of Incorporation provides for a Board of Directors divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year at the Company's Annual Meeting of Stockholders. Each class of directors is elected for a term of three years, except in the case of elections to fill vacancies or newly created directorships.

  There are three Class I directors to be elected for terms expiring at the Company's Annual Meeting of Stockholders in 2002 or until their successors have been elected and qualified. It is intended that the names of the nominees indicated below will be placed in nomination and that the persons named in the Proxy will vote for their election. Each of the nominees has indicated his willingness to serve as a member of the Board of Directors if elected; however, in case any nominee shall become unavailable for election to the Board of Directors for any reason not presently known or contemplated, the persons named in the Proxy will have discretionary authority in that instance to vote the Proxy for a substitute. Proxies cannot be voted for more than three nominees.

  Information concerning the three nominees proposed by the Board of Directors for election as Class I directors, along with information concerning the present Class II and Class III directors, whose terms of office will continue after the Meeting, is set forth below.

  The nominees for election as Class I directors are as follows:

Class I Nominees--Terms Expiring in 2002

   Name                   Age Current Position
   ----                   --- ----------------
   Richard M. Gozia......  54 President, Chief Operating Officer and Director
   Sheldon I. Stein......  45 Director
   Dale V. Kesler........  60 Director

  The present directors whose terms will expire after 1999 are as follows:

Class II Directors--Terms Expiring in 2000

   Name                   Age Current Position
   ----                   --- ----------------
   James L. Johnson......  72 Director
   John T. Stupka........  49 Director
   J.L. Jackson..........  67 Director

Class III Directors--Terms Expiring in 2001

   Name                   Age Current Position
   ----                   --- ----------------
   Alan H. Goldfield.....  55 Chairman of the Board and Chief Executive Officer
   Terry S. Parker.......  54 Director

  Set forth below is a description of the backgrounds of each of the directors of the Company.

  Alan H. Goldfield is a founder of the Company and has been the Chairman of the Board and Chief Executive Officer of the Company since its formation. Mr. Goldfield served as President of the Company from its formation until March 1995, when Terry S. Parker was appointed President, and from August 1996 until December 1996, when Richard M. Gozia was appointed President. Mr. Goldfield serves as an officer and director of the Company pursuant to his employment agreement. See "Executive Compensation--Employment Contracts and Termination of Employment and Change in Control Arrangements." Mr. Goldfield presently serves on the Employee Stock Option Committee of CellStar's Board of Directors.

  Richard M. Gozia has been the President and Chief Operating Officer of the Company since December 1996. Mr. Gozia joined CellStar as Executive Vice President--Administration and Chief Financial Officer in June 1996. He has been a member of the Board of Directors since June 1996. Mr. Gozia serves as an officer and director of the Company pursuant to his employment agreement. See "Executive Compensation--Employment Contracts and Termination of Employment and Change in Control Arrangements." From 1994 to 1996, Mr. Gozia served as Executive Vice President of SpectraVision, Inc. ("SpectraVision"), a provider of in-room hotel movies. In June 1995, SpectraVision filed for protection under the federal bankruptcy laws. From 1991 to 1994, Mr. Gozia was Chairman and Chief Executive Officer of Wyatt Cafeterias, Inc. In June 1995, Triangle Food Service Corporation, formerly Wyatt Cafeterias, Inc., filed for protection under the federal bankruptcy laws. Mr. Gozia presently serves on the Employee Stock Option Committee of CellStar's Board of Directors.

  J.L. Jackson has served as a Director of the Company since March 1999. Mr. Jackson is the former Chairman and Chief Executive Officer of GLOBAL INDUSTRIAL TECHNOLOGIES, INC. (formerly, INDRESCO), where he served in that capacity from 1993 to 1998. Prior to joining GLOBAL INDUSTRIAL TECHNOLOGIES, Mr. Jackson was engaged in private executive business consulting from 1987 to 1993. From 1983 to 1987, Mr. Jackson served as President and Chief Operating Officer of Diamond Shamrock Corporation and was a director and Executive Vice President of Diamond Shamrock and President of its newly formed coal unit from 1979 to 1983. Mr. Jackson presently serves on the Audit and Compensation Committees of CellStar's Board of Directors.

  James L. Johnson has served as a director of the Company since March 1994. Mr. Johnson has been Chairman Emeritus of GTE Corporation since May 1992 and served as GTE's Chairman and Chief Executive Officer from April 1988 to April 1992. Mr. Johnson began his career with Southwestern Associated Telephone Company (the predecessor company of GTE Central) in 1949. He has been a member of GTE's Board of Directors since 1985 and is currently a director of Harte Hanks Communications, Inc., M.O.N.Y. (Mutual of New York, Inc.), Valero Energy Corp., Walter Industries Incorporated and Finova Group Incorporated (formerly GFC Financial). Mr. Johnson is also past Chairman of the United States Telephone Association. Mr. Johnson presently serves as the Chairman of the Audit Committee and also serves on the Compensation Committee of CellStar's Board of Directors.

  Dale V. Kesler has served as a Director of the Company since March 1999. Mr. Kesler retired as an active partner with the accounting firm of Arthur Andersen LLP in 1996 and served as the Managing Partner of Arthur Andersen's Dallas/Fort Worth office from 1983 to 1994. Mr. Kesler was responsible for strategic planning on a world wide basis for Arthur Andersen in 1982 and 1983 and served as head of the Audit Practice in the firm's Dallas office from 1973 to 1982. Mr. Kesler also serves on the Boards of Elcor Corporation, American Homestar Corporation, New Millennium Homes, Resource Services, Inc., Methodist Hospitals of Dallas and Compass Bank--Dallas. Mr. Kesler presently serves on the Audit and Compensation Committees of CellStar's Board of Directors.

  Terry S. Parker has served as a director of the Company since March 1995 and served as President and Chief Operating Officer of the Company from March 1995 through July 1996. Mr. Parker served as Senior Vice President of GTE Corporation and President of GTE's Personal Communications Services, GTE's wireless division, from October 1993 until he joined the Company. From 1991 to 1993, Mr. Parker served as President of

GTE Telecommunications Products and Services. Prior to 1991, Mr. Parker served as President of GTE Mobile Communications. Mr. Parker serves on the Boards of Directors for HighwayMaster Communications, Inc., Heartland Wireless Corporation and Illinois Superconductor Corporation. Mr. Parker presently serves on the Audit Committee of CellStar's Board of Directors.

  Sheldon I. Stein has served as a director of the Company since August 1996. Mr. Stein is a Senior Managing Director of and oversees United States regional investment banking for Bear, Stearns & Co. Inc. Mr. Stein also serves on the Boards of Directors of Fresh America Corp., The Men's Wearhouse, Inc., Home Interiors and Gifts, Inc., Tandycrafts, Inc. and Precept Business Services, Inc. Mr. Stein also serves as a trustee of Brandeis University. Mr. Stein presently serves on the Audit Committee of CellStar's Board of Directors.

  John T. Stupka has served as a director of the Company since January 1997. Mr. Stupka has served as President, Chief Executive Officer and director of Skytel Communications, Inc. since August 1996. From July 1995 to August 1996, Mr. Stupka was Senior Vice President--Strategic Planning for SBC Communications (formerly Southwestern Bell Telephone Company). From November 1985 to August 1995, Mr. Stupka was President and Chief Executive Officer of Southwestern Bell Mobile Systems. Mr. Stupka also serves on the Boards of Skytel and HighwayMaster Communications, Inc. Mr. Stupka presently serves as Chairman of the Compensation Committee and also serves on the Audit Committee of CellStar's Board of Directors.

  The Board of Directors recommends a vote FOR the election of the nominees for Class I Directors named above.

                     MEETINGS OF DIRECTORS AND COMMITTEES

  The business of the Company is managed under the direction of the Board of Directors. The Board meets on a regularly scheduled basis during its fiscal year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. The Board of Directors met eight times and acted by unanimous written consent seven times during the 1998 fiscal year. During the 1998 fiscal year, each member of the Board participated in at least 75% of all Board and applicable committee meetings held during the period for which he was a director.

  The Board of Directors has established audit, compensation and employee stock option committees to devote attention to specific subjects and to assist it in the discharge of its responsibilities. The functions of those committees, their current members and the number of meetings held during the 1998 fiscal year are described below.

  Audit Committee. The Board of Directors has a standing Audit Committee, which committee has the power to (i) recommend to the Board the appointment of the firm selected to be independent certified public accountants for the Company and monitor the performance of such firm; (ii) review and approve the scope of the annual audit and evaluate with the independent certified public accountants the Company's annual audit and annual consolidated financial statements; (iii) review with management the status of internal accounting controls; (iv) evaluate problem areas having a potential financial impact on the Company that may be brought to its attention by management, the independent certified public accountants or the Board; and (v) evaluate the public financial reporting documents of the Company. Messrs. Johnson (Chairman), Stein, Stupka, Parker, Kesler and Jackson are the current members of the Audit Committee. The Audit Committee met five times during the 1998 fiscal year.

  Compensation Committee. The Board of Directors has a standing Compensation Committee, which committee has the power to establish the compensation policies of the Company and the specific compensation of the executives of the Company. The Compensation Committee also has the power to administer the 1993 Amended and Restated Long-Term Incentive Plan (the "1993 Incentive Plan"), the Amended and Restated

Annual Incentive Compensation Plan (the "Annual Incentive Plan") and the 1994 Amended and Restated Director Nonqualified Stock Option Plan (the "Directors' Plan"). Messrs. Stupka (Chairman), Johnson, Kesler and Jackson are the current members of the Compensation Committee. The Compensation Committee met two times and acted by unanimous written consent four times during the 1998 fiscal year.

  Employee Stock Option Committee. The Board of Directors has a standing Employee Stock Option Committee, which committee has authority under the 1993 Incentive Plan with respect to decisions regarding stock option awards of 10,000 shares or less to employees who are not executive officers. Messrs. Goldfield and Gozia are the current members of the Employee Stock Option Committee. The Employee Stock Option Committee acted by unanimous written consent 23 times during the 1998 fiscal year.

  The Board of Directors does not currently have a nominating committee because the Board as a whole has functioned in this capacity in the past; however, the Board intends to create such a committee at the appropriate time in the future. The Certificate of Incorporation provides that a stockholder may nominate a person for election to the Board of Directors at a meeting of the Company's stockholders only if written notice of such nomination(s) (a "Stockholder's Notice") is received by the Secretary of the Company no less than 60 days prior to the meeting; provided, however, that, in the event that less than 70 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, the Stockholder's Notice must be received by the Company no later than the close of business on the tenth day following the first to occur of the date on which such notice was mailed or the date that public disclosure of the date of the meeting was made. In accordance with the requirements of the Certificate of Incorporation, the Stockholder's Notice must include certain specified information, including, for example, (i) the name and address of the nominating stockholder, (ii) the name, address and principal occupation of the nominee and (iii) any other information relating to such nominee that is required to be disclosed in a proxy statement or
Schedule 13D filing.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth information with respect to the number of shares of Common Stock beneficially owned as of March 16, 1999, by (i) each person known by the Company to beneficially own more than five percent (5%) of the outstanding shares of Common Stock; (ii) the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers who were serving as such on November 30, 1998 (based on salary and bonus earned during fiscal 1998) (collectively, the "Named Executive Officers"); (iii) each director and nominee for director of the Company; and
(iv) all directors and executive officers of the Company as a group. Unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

                                         Amount and Nature
 Name of Beneficial Owner or Group   of Beneficial Ownership(1) Percent of Class
 ---------------------------------   -------------------------- ----------------
 George D. Bjurman & Associates(2).           2,964,960(3)             5.0%
  George Andrew Bjurman(2)
  Owen Thomas Barry III(2)
 Alan H. Goldfield(4)..............          20,676,110(5)            34.7%
 A.S. Horng........................           2,711,250(6)             4.5%
 Richard M. Gozia..................             401,500(7)               *
 Gilbert Lee.......................              50,000(8)               *
 Simon J.G. Roper..................              50,000(8)               *
 James L. Johnson..................              21,250(9)               *
 Terry S. Parker...................              10,000(9)               *
 John T. Stupka....................              10,000(9)               *
 Sheldon I. Stein..................              50,300(9)(10)           *
 Dale V. Kesler....................                 --                   *
 J.L. Jackson......................                 --                   *
 Current Directors and Executive
  Officers as a Group..............          21,859,912(11)           36.7%

--------
  *  Less than 1%.
 (1) Share information has been adjusted to reflect the Company's two-for-one Common Stock split that was effected in the form of a stock dividend in June 1998.
 (2) The address for George D. Bjurman & Associates ("Bjurman & Associates"), George Andrew Bjurman and Owen Thomas Barry III is 10100 Santa Monica Boulevard, Suite 1200, Los Angeles, California 90067.
 (3) Based on a Schedule 13G, dated February 13, 1995, which was jointly filed with the Securities and Exchange Commission by Bjurman & Associates, George Andrew Bjurman and Owen Thomas Barry III (collectively, the "Bjurman Reporting Persons"). According to such Schedule 13G, Messrs. Bjurman and Barry may, as a result of their ownership in and positions with Bjurman & Associates, be deemed to be indirect beneficial owners of the securities held by Bjurman & Associates. The Bjurman Reporting Persons reported shared voting and dispositive power with respect to all 2,964,960 shares.
 (4) The address for Mr. Goldfield is 1730 Briercroft Court, Carrollton, Texas 75006.
 (5) Includes 17,506,110 held jointly with Mr. Goldfield's wife. Also includes 2,370,000 shares that are subject to a revocable (upon 90 days written notice) proxy granted to Mr. Goldfield by Mr. A.S. Horng, which proxy gives Mr. Goldfield the right to vote such shares, and 800,000 shares subject to options granted under the 1993 Incentive Plan, which options are exercisable within 60 days.
 (6) Includes 2,370,000 shares that are subject to a revocable (upon 90 days written notice) proxy to vote such shares held by Alan H. Goldfield. Also includes 341,250 shares subject to options granted under the 1993 Incentive Plan, which options are exercisable within 60 days.

 (7) Includes 14,000 shares held jointly with Mr. Gozia's wife. Also includes 387,500 shares subject to options granted under the 1993 Incentive Plan, which options are exercisable within 60 days.
 (8) Represents 50,000 shares subject to options granted under the 1993 Incentive Plan, which options are exercisable within 60 days.
 (9) Includes 7,500 shares subject to options granted under the Directors' Plan and 2,500 shares subject to options granted under the 1993 Incentive Plan, all of which options are exercisable within 60 days.
(10) Includes an aggregate of 6,300 shares held in three separate trusts for the benefit of Mr. Stein's three children. Mr. Stein has no voting or dispositive power with respect to the shares held in trust for his children and, therefore, disclaims beneficial ownership of such shares.
(11) In addition to the ownership of the directors and executive officers listed in the table and more fully described in footnotes 5 through 10 above, includes 249,502 shares subject to options granted under the 1993 Incentive Plan, which options are exercisable within 60 days.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table sets forth certain information regarding compensation paid to the Named Executive Officers for each of the Company's last three fiscal years.

                                                           Long Term Compensation
                                  Annual Compensation              Awards
                                -----------------------    ---------------------------
                                                 Other                   Securities        All
                                                Annual     Restricted    Underlying       Other
                                                Compen-       Stock       Options/       Compen-
  Name and Principal            Salary   Bonus  sation      Award(s)        SARs         sation
       Position         Year      ($)     ($)     ($)          ($)        (#)(1)(2)        ($)
----------------------- ----    ------- ------- -------    -----------   -------------   -------
Alan H. Goldfield       1998    850,000     --      --              --          200,000  26,434(3)
 Chairman of the Board  1997    850,000 850,000     --              --              --   22,284(3)
 and Chief Executive    1996    850,000     --      --              --              --   22,484(3)
 Officer
A.S. Horng              1998    800,000     --   34,607(4)          --          200,000     --
 Chairman and Chief     1997    666,662 800,000     --              --           45,000     --
 Executive Officer of   1996(5)     --      --      --              --              --      --
 CellStar (Asia)
 Corporation Limited
Richard M. Gozia        1998    400,000     --      --              --          200,000   7,683(6)
 President, Chief       1997    392,115 397,655     --              --          225,000   8,021(7)
 Operating Officer and  1996(8) 125,000     --      --              --           75,000     --
 Director
Gilbert Lee             1998    300,000  48,642 108,000(4)          --          200,000     --
 President of CellStar  1997(5)     --      --      --              --              --      --
 (Asia) Corporation Ltd 1996(5)     --      --      --              --              --      --
Simon J.G. Roper        1998    300,000  15,385 180,000(4)          --          200,000  36,803(9)
 President of CellStar  1997(5)     --      --      --              --              --      --
 Pacific PTE LTD        1996(5)     --      --      --              --              --      --

-------
(1) Reflects options to acquire shares of Common Stock. The Company has not granted stock appreciation rights.
(2) All figures in this column reflect an adjustment for the Company's two-for-one Common Stock split that was effected in the form of a stock dividend in June 1998.
(3)  Consists of life insurance premiums paid by the Company.
(4) Represents $34,607, $108,000 and $180,000 paid or reimbursed by the Company to Messrs. Horng, Lee and Roper, respectively, as an annual housing allowance. See "--Employment Contracts and Termination of Employment and Change in Control Arrangements."
(5) In accordance with Item 402 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, no information is included for fiscal years during which the Named Executive Officer did not serve as an executive officer of the Company.
(6) Consists of $3,522 in life insurance premiums paid by the Company and $4,161 of Company contributions to the Company's 401(k) plan.
(7) Consists of $3,271 in life insurance premiums paid by the Company and $4,750 of Company contributions to the Company's 401(k) plan.
(8)  Mr. Gozia first became an executive officer of the Company in June 1996.
(9) Consists of $27,835 as an automobile allowance and $8,968 in life insurance premiums paid by the Company.

Option Grants During 1998 Fiscal Year

  The following table provides information related to options granted to the Named Executive Officers during fiscal 1998.

                                                                                   Potential Realizable
                                                                                     Value at Assumed
                                                                                       Annual Rates
                                                                                      of Stock Price
                                                                                     Appreciation for
                               Individual Grants                                      Option Term(1)
---------------------------------------------------------------------------------  ----------------------
                          Number of
                          Securities    % of Total
                          Underlying   Options/SARs
                         Options/SARs   Granted to  Exercise or
                           Granted     Employees in Base Price
          Name              (#)(2)     Fiscal Year   ($/Sh)(3)   Expiration Date     5% ($)     10% ($)
          ----           ------------  ------------ ----------- -----------------  ----------  ----------
Alan H. Goldfield.......  200,000(4)        9.4        12.03     January 12, 2008   1,512,597   3,832,915
Richard M. Gozia........  200,000(4)        9.4        12.03     January 12, 2008   1,512,597   3,832,915
A.S. Horng..............  200,000(5)        9.4        10.48     January 21, 2008   1,317,707   3,339,064
Gilbert Lee.............  200,000(4)        9.4        10.38     January 20, 2008   1,304,530   3,305,674
Simon J.G. Roper........  200,000(4)        9.4        10.38     January 20, 2008   1,304,530   3,305,674

--------
(1) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. These numbers do not take into account provisions providing for termination of certain options following termination of the recipient's employment, nontransferability or vesting over periods of up to ten years.
(2) Reflects options to acquire shares of Common Stock. The Company has not granted stock appreciation rights. All share numbers have been adjusted to reflect the Company's two-for-one Common Stock split that was effected in the form of a stock dividend in June 1998.
(3) Exercise prices have been adjusted to reflect the Company's two-for-one Common Stock split that was effected in the form of a stock dividend in June 1998. The option exercise price may be paid as follows: (a) in cash or by certified check, bank draft or money order payable to the order of the Company; (b) with Common Stock (including restricted stock), valued at its fair market value on the date of exercise; (c) by delivery to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions from the optionee to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares of Common Stock purchased upon exercise of the stock option or to pledge such shares as collateral for a loan and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay such purchase price; and/or (d) in any other form of valid consideration that is acceptable to the Compensation Committee in its sole discretion.
(4) The options become exercisable with respect to 25% of the shares covered thereby on each of the first four anniversaries of the date of grant. In the event of a "change of control" (as defined in the 1993 Incentive Plan) of the Company, any unexercisable portion of the options will become immediately exercisable. The exercise price is equal to at least the fair market value of the Common Stock on the date of grant.
(5) The options became exercisable with respect to 100% of the shares covered thereby on January 21, 1999, the first anniversary of the date of grant.

  Option Exercises During 1998 Fiscal Year and Fiscal Year End Option Values

  The following table provides information related to options exercised by the Named Executive Officers during the 1998 fiscal year and the number and value of options held at fiscal year end. The Company does not have any outstanding stock appreciation rights.

                                                   Number of Securities      Value of Unexercised
                                                  Underlying Unexercised         In-the-Money
                                                       Options/SARs              Options/SARs
                             Shares      Value        at FY-End(#)(1)          at FY-End ($)(2)
                          Acquired on   Realized ------------------------- -------------------------
          Name           Exercise(#)(1)  ($)(3)  Exercisable Unexercisable Exercisable Unexercisable
          ----           -------------- -------- ----------- ------------- ----------- -------------
Alan H. Goldfield.......    188,610     937,392    750,000      200,000      201,000          --
A. S. Horng.............    126,568     766,441        --       305,000          --           --
Richard M. Gozia........        --          --     187,500      612,500      306,750      479,550
Gilbert Lee.............        --          --         --       200,000          --           --
Simon J.G. Roper........        --          --         --       200,000          --           --

--------
(1) Figures in this column reflect an adjustment for the Company's two-for-one Common Stock split that was effected in the form of a stock dividend in June 1998.
(2) The closing price for the Company's Common Stock as reported by the NASDAQ National Market System on November 30, 1998 (the last trading day of fiscal 1998) was $6.438. Value is calculated on the basis of the difference between the option exercise price and $6.438 multiplied by the number of shares of Common Stock underlying the option.
(3) Value is calculated based on the difference between the option exercise price and the closing market price of the Common Stock on the date of exercise multiplied by the number of shares to which the exercise related.

Compensation of Directors

  During fiscal 1998, each director of the Company who was not an officer or other employee of the Company (an "Independent Director") received an annual retainer fee of $25,000, plus $1,500 for each meeting of the Board or committee of the Board that he attended in person, but received only $750 for each telephonic Board or committee meeting attended. In addition, to the extent that any committee meeting was held on the same day as a full Board meeting or another committee meeting, only one $1,500 or $750 fee (as applicable) was paid.

  Pursuant to the Directors' Plan, each Independent Director automatically receives an option (the "Initial Option") to purchase 7,500 shares of Common Stock upon becoming a director of the Company, which option becomes exercisable with respect to 100% of the shares covered thereby six months after the date of grant. In addition to the Initial Option, each Independent Director will receive an annual grant pursuant to the Company's 1993 Incentive Plan of an option (the "Annual Option") to purchase 5,000 shares of Common Stock, which option will be automatically granted on the date of the first full Board meeting following the end of each fiscal year. The Annual Option for fiscal 1998 was adjusted to reflect the Company's two-for-one Common Stock split that was effected in the form of a stock dividend in June 1998. The Annual Option will vest with respect to 25% of the shares covered thereby on the first four anniversaries of the date of grant and will expire on the tenth anniversary of the date of grant. The exercise price of all options granted to Independent Directors must be equal to the fair market value of the Company's Common Stock on the date of grant.

  Directors who are also employees of the Company receive no additional compensation for serving as directors. All directors of the Company are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to, and attendance at, meetings of the Board of Directors or committees thereof.

Employment Contracts and Termination of Employment and Change in Control Arrangements

  The Company has entered into employment agreements (collectively, the "Employment Agreements" or individually, an "Employment Agreement") with Messrs. Goldfield, Gozia, Horng, Lee and Roper (collectively, the "Executives" and individually, an "Executive"), effective December 1, 1994, May 24, 1996, January 22, 1998, October 13, 1997 and October 13, 1997, respectively. The Employment Agreements of Messrs. Goldfield and Horng provide for annual base salaries of $850,000 and $800,000, respectively, subject to increase by the Compensation Committee of the Board of Directors. Mr. Gozia's Employment Agreement originally provided for an annual base salary of $250,000, which salary was increased to $400,000 by the Compensation Committee upon Mr. Gozia's promotion to President and Chief Operating Officer in December 1996. The Employment Agreements of Messrs. Lee and Roper provide for annual base salaries of $300,000 each, subject to increase by the Compensation Committee. Each Employment Agreement provides that the Executive is eligible to receive an annual bonus upon the achievement of certain performance targets set by the Compensation Committee.

  The Company is obligated under the Employment Agreements to provide to Messrs. Goldfield, Gozia, Horng, Lee and Roper (i) life insurance policies with face amounts of $5,000,000, $1,250,000, $4,000,000, $1,500,000 and
$1,500,000, respectively, and (ii) disability insurance policies with annual disability benefits of $300,000, $200,000, $640,000, $240,000 and $240,000,
respectively, until attainment of age 65. In addition, the Company is obligated to pay or reimburse each Executive for all medical and dental expenses incurred by him or his spouse or dependents. The Company has in place insurance to cover a portion of such expenses.

  Mr. Goldfield's Employment Agreement expires on the fifth anniversary of the date on which the Board of Directors notifies Mr. Goldfield that it has determined to fix the expiration date of the Employment Agreement. The Employment Agreements of Messrs. Gozia, Horng, Lee and Roper each have a five-year term. All of the Employment Agreements are subject to earlier termination as follows: (i) by the Company (a) due to the disability of the Executive, (b) for "cause" or (c) without "cause"; or (ii) by the Executive (a) upon a material breach by the Company of its obligations under the Employment Agreement ("Company Breach"), (b) within twelve months of a "change in control" or (c) without "good reason" (i.e., for any reason other than Company Breach). If Mr. Goldfield terminates his employment due to Company Breach or if he is terminated by the Company without "cause," he will be entitled to receive his accrued but unpaid base salary and annual incentive payments through the date of termination plus five times the sum of (a) his base salary plus (b) the average of his annual incentive payments for the preceding two years. If either Mr. Gozia or Mr. Horng terminates his employment due to Company Breach or if either of them is terminated by the Company without "cause," he will be entitled to receive his accrued but unpaid base salary and annual incentive payments through the date of termination plus an amount equal to the product of (i) the sum of (a) his base salary plus (b) the average of his annual incentive payments for the preceding two years (one year for Mr. Horng), and multiplied by (ii) the quotient of (x) the number of days remaining in the term of his Employment Agreement, divided by (y) 365. If either Mr. Lee or Roper terminates his employment due to Company Breach or if either of them is terminated by the Company without "cause," he will be entitled to receive his accrued but unpaid base salary and annual incentive payments through the date of termination plus an amount equal to the product of (i) the sum of (a) his base salary plus (b) the average of his annual incentive payments for the preceding two years, multiplied by the quotient of
(x) by the lesser of (1) 730 or (2) the number of days remaining in the term of his Employment Agreement, divided by (y) 365. In the event of termination of employment after a "change in control," each of the Executives will be entitled to receive an amount equal to $100 less than three times his "annualized includable compensation," which is the maximum payment permitted by the Internal Revenue Code that does not constitute an "excess parachute payment."

  Under the Employment Agreements, a termination will be deemed to be "without cause" if it is for any reason other than due to the disability of the Executive or for "cause." A termination will generally be considered to be for "cause" if it is due to the Executive's (i) willful gross misconduct, (ii) conviction of a felony or (iii) material breach of his Employment Agreement. In addition, the Employment Agreements of Messrs. Gozia, Horng, Lee and Roper provide that a termination will also be deemed to be for "cause" if it is due to his gross incompetence or failure to follow the directions of the Board of Directors. For purposes of the Employment Agreements, a "change in control" will be deemed to occur upon the occurrence of any of the following: (1) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger; (2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; (3) any approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; (4) the cessation of control (by virtue of their not constituting a majority of directors) of the Company's Board of Directors by the Continuing Directors (as defined in the Employment Agreements); (5) the acquisition of beneficial ownership of 15% of the voting power of the Company's outstanding voting securities by any person or group who beneficially owned less than 10% of such voting power on the date of the Employment Agreement or the acquisition of beneficial ownership of an additional 5% of the voting power of the Company's outstanding voting securities by any person or group who beneficially owned at least 10% of such voting power on the date of the Employment Agreement, in each case subject to certain exceptions; or (6) subject to applicable law, in a Chapter 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7. In addition, the Employment Agreements of Messrs. Gozia, Horng, Lee and Roper each provide that a "change in control" will be deemed to occur (subject to certain exceptions) upon the execution by the Company and a stockholder of a contract that by its terms grants such stockholder (in its, his or her capacity as a stockholder) or such stockholder's affiliate, including, without limitation, such stockholder's nominee to the Board of Directors (in its, his or her capacity as an affiliate of such stockholder), the right to veto or block decisions or actions of the Board of Directors.

  The Employment Agreements also provide that the Executives will be indemnified by the Company to the fullest extent permitted by law. The right of Mr. Goldfield and Mr. Gozia to indemnification is protected by a right to require the Company to establish and fund a trust for their indemnification after a change in control or a potential change in control. The Employment Agreements also include non-competition and confidentiality provisions.

  Effective March 5, 1999, Mr. Roper's employment agreement with the Company terminated.

Report of the Compensation Committee on Executive Compensation

  General. Subject to existing contractual obligations, the Compensation Committee of the Board of Directors is primarily responsible for the Company's executive compensation policies and practices, and administers executive awards under the 1993 Incentive Plan and Annual Incentive Plan. The Compensation Committee is composed of Messrs. John T. Stupka (Chairman), James
L. Johnson, Dale V. Kesler and J.L. Jackson.

  Compensation Philosophy. The Company's executive compensation philosophy reflects its belief that the compensation of executives (i) should be linked to achievement of the Company's business and strategic goals; (ii) should be aligned with the interests of stockholders through awards of stock options and other stock-based compensation; (iii) should recognize individual contributions, as well as overall business results; and (iv) should result in attracting, motivating and retaining highly-talented executives to serve the Company. To achieve these objectives, the Company's current compensation program consists of the following elements:

  .  Base salary;

  . Annual incentive compensation, the receipt of which is based on (i) the financial performance of the Company from year to year and/or (ii) significant individual contributions; and

  . Long-term incentive compensation, primarily in the form of stock options.

  Chief Executive Officer's Fiscal 1998 Compensation. The structure of Mr. Goldfield's fiscal 1998 compensation was based in large part on the recommendations of an outside consulting firm hired by the Company in 1994. In accordance with such recommendations, the Company entered into an employment agreement with Mr. Goldfield, effective December 1, 1994. The agreement provides for an annual base salary of $850,000 or such greater amount as may be approved by the Compensation Committee. In addition, the agreement provides that Mr. Goldfield is eligible for an annual bonus upon the achievement of certain performance targets established by the Compensation Committee. Mr. Goldfield's base salary has not been raised from the $850,000 base amount established in 1994; however, during fiscal 1998, Mr. Goldfield was eligible to receive a cash bonus under the Annual Incentive Plan of up to 100% of his base salary (the "Maximum Bonus"), if the Company achieved certain earnings thresholds specified by the Compensation Committee. The percentage of the Maximum Bonus that Mr. Goldfield was eligible to receive was based on a range of earnings per share targets established by the Compensation Committee. Because the Company did not achieve the specified earnings threshold, Mr. Goldfield did not receive a bonus for fiscal 1998. Thus, a significant percentage of Mr. Goldfield's fiscal 1998 compensation was tied to the performance of the Company. The Compensation Committee believes that the structure of Mr. Goldfield's compensation, with its strong emphasis on Company performance, is in the best interests of the Company's stockholders because it more closely aligns the interests of Mr. Goldfield and the Company's stockholders. Mr. Goldfield received an award of 200,000 stock options under the 1993 Incentive Plan for fiscal 1998.

  Compensation of Other Executive Officers. In fiscal 1998, the compensation package received by other executives of the Company consisted of base salary, stock options and bonus awards. Each element is consistent with the compensation philosophy set forth above, and the determinations of the Compensation Committee regarding the appropriate form and level of executive compensation were based in part on the recommendations of management. Such recommendations reflected each individual's level of responsibility, experience and contribution to the Company's business objectives, as well as the Compensation Committee's ongoing assessment of the Company's operations.

  Rather than increasing base salaries for the majority of the Company's executives, the Compensation Committee placed its emphasis on compensation that would more closely align the executives' interests with the stockholders' interest. Therefore, as with the Chief Executive Officer, a significant percentage of each executive's total compensation was tied to performance of the Company through (i) bonus eligibility, based on a combination of Company performance and individual achievement, and (ii) stock option awards.

  Subject to achievement by the Company of an earnings threshold specified by the Compensation Committee, the Company's executives were eligible to receive incentive bonuses of up to 100% percent of their base salaries. Other than Mr. Goldfield, only Mr. Gozia is eligible to receive an annual incentive bonus under the Annual Incentive Plan. The percentage of any bonus awarded would be based in part on a range of earnings per share targets established by the Compensation Committee and (in most cases) on achievement of individual goals. Since the Company did not achieve its earnings per share targets for fiscal 1998, no bonuses were awarded to the other executive officers of the Company.

  In granting stock options to the Company's executives, the Compensation Committee, with the input of management, considered each executive's current and future ability to impact achievement of strategic goals and objectives, as well as internal equity within the executive's peer group. The Compensation Committee believes this emphasis on equity compensation is in the best interests of the Company's stockholders because it more closely aligns the interests of the executives and the Company's stockholders for both near and long-term. All options granted during fiscal 1998 to the Company's executives were granted at not less than fair market value on the date of grant. All of such options, except the options granted to Mr. Horng, vest at a rate of 25% per year, beginning on the first anniversary of the date of grant. The options granted to Mr. Horng vest 100% on the first anniversary of the date of grant. See "Executive Compensation--Option Grants During Fiscal 1998." Therefore, the Company's executives will receive full benefits from the option grant only if the Company's stock price appreciates and only if the executive remains with the Company for the full term of vesting.

  Internal Revenue Code Section 162(m). In August 1993, as part of the Omnibus Budget Reconciliation Act of 1993, Section 162(m) of the Internal Revenue Code (the "Code") was enacted, which section provides for an annual one million dollar limitation (the "Deduction Limitation") on the deduction that an employer may claim for Compensation of certain executives. Section 162(m) of the Code provides an exception (the "Performance-Based Compensation Exception") to the Deduction Limitation for certain performance-based compensation, and it is the intent of the Compensation Committee to qualify executive compensation for such exception to the extent necessary, feasible and in the best interests of the Company.

                                          John T. Stupka
                                          James L. Johnson
                                          Dale V. Kesler
                                          J.L. Jackson

Comparative Performance Graph

  The following chart compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total return on the stocks comprising The Nasdaq Market Value Index (the "Nasdaq Index") and the Media General Financial Services Retail--Miscellaneous--Radio--TV Distributors Industry Group Index (the "MG Group Index") over the period commencing December 7, 1993 (the first day after the effective date of the Company's initial public offering) and ending November 30, 1998. The comparison assumes $100 was invested on December 7, 1993 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                     Comparison of Cumulative Total Return
           of CellStar Corporation, Nasdaq Index and MG Group Index





                 [Comparative Performance Graph Appears Here]

                             CERTAIN TRANSACTIONS

  During fiscal 1998, the Company sold approximately $88,700 in inventory to National Tape, a sole proprietorship owned by Mr. Goldfield, Chairman and Chief Executive Officer of the Company. The Company's cost of sales for such inventory was approximately $88,400. National Tape, a retailer of cellular telephones and related products in Dallas, was formerly a subagent of the Company which received the Company's activation commission from Southwestern Bell Mobile Systems ("SBMS") when it performed activations for customers who subscribed for cellular service. The Company would receive residual payments from SBMS for subscriber usage. In connection with the disposition of its Dallas-Fort Worth area retail stores in December 1998, the Company no longer maintains a subagent relationship with National Tape and does not receive any residual payments from SBMS for subscriber usage by customers activated by National Tape. The Company believes that the terms of these transactions between National Tape and the Company are not substantially less favorable to the Company than terms given to unrelated parties.

  The Company leased a 16,500 square foot facility with retail and warehouse space from Mr. Goldfield in Irving, Texas. The lease agreement, which was entered into in October 1993, had a five-year term and provides for a monthly rental payment of $11,500, subject to an annual adjustment based on changes in the consumer price index. The lease terminated on September 30, 1998. Lease payments from the beginning of fiscal year 1998 through the date of termination totaled $100,500. The Company believes that the terms of the lease were no less favorable than terms available from unrelated parties for comparable retail/warehouse premises.

  In January 1998, the Company loaned Mr. Horng, Chairman and Chief Executive Officer of CellStar (Asia) Corporation Limited, $499,260, which Mr. Horng used to pay the exercise price for employee stock options that would have expired in January. The loan did not bear interest and was repaid in full on July 14, 1998.

                 SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports that they file.

  To the Company's knowledge, based solely on its review of the copies of such reports received by it with respect to fiscal 1998, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its directors, officers and persons who own more than 10% of a registered class of the Company's equity securities have been complied with.

                             INDEPENDENT AUDITORS

  The Board of Directors has selected KPMG LLP as the independent auditors of the Company for the fiscal year ending November 30, 1999. Representatives of KPMG LLP are expected to be present at the Meeting and shall have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  Stockholders of the Company may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of the Company consistent with Rule 14a-8 promulgated under the Exchange Act and the Company's Certificate of Incorporation. For such proposals to be considered for inclusion in the Proxy Statement and Proxy relating to the 2000 Annual Meeting of Stockholders, such proposals must be received by the Company no later than December 4, 1999. Such proposals should be directed to CellStar Corporation, 1730 Briercroft Court, Carrollton, Texas 75006, Attention: General Counsel.

                                OTHER BUSINESS

  The Board of Directors knows of no matters other than those described herein that will be presented for consideration at the Meeting. However, should any other matter(s) properly come before the Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to vote in accordance with their best judgment in the interest of the Company.

                                 MISCELLANEOUS

  All costs incurred in the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone or telegram, without additional compensation. The Company may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for forwarding of solicitation materials to the beneficial owners of shares of Common Stock held by such persons, and the Company may reimburse such brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

  Accompanying this Proxy Statement is a copy of the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1998 (the "Annual Report"). The Annual Report is not to be deemed a part of this Proxy Statement.

  A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED NOVEMBER 30, 1998, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES, IF ANY, BUT NOT INCLUDING EXHIBITS, WILL BE FURNISHED AT NO CHARGE TO EACH PERSON TO WHOM A PROXY STATEMENT IS DELIVERED UPON THE WRITTEN REQUEST OF SUCH PERSON ADDRESSED TO CELLSTAR CORPORATION, ATTN:
DIRECTOR OF INVESTOR RELATIONS, 1730 BRIERCROFT COURT, CARROLLTON,
TEXAS 75006.

                                          By Order of the Board of Directors,

                                          /s/ Elaine Flud Rodriguez
                                          Elaine Flud Rodriguez
                                          Vice President,
                                           Secretary and
                                           General Counsel

March 31, 1999